Exhibit 99.1

        PRESS RELEASE

For Immediate Release	Contacts:	Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2026 RESULTS

HOUSTON — August 3, 2026 — Powell Industries, Inc. (NASDAQ: POWL) (“Powell” or the “Company”), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the third quarter Fiscal 2026 ended June 30, 2026. All comparisons are to the third quarter of Fiscal 2025, unless otherwise noted.

Key Highlights:
•Revenues of $312 million increased 9%;
•Gross profit of $95 million, or 30.6% of revenue, increased 8%;
•Net income of $52 million, or $1.42 per diluted share(1), increased 8%;
•New orders(2) totaled $934 million, an increase of 158%;
•Backlog(3) as of June 30, 2026 totaled $2.4 billion, an increase of 69%;
•Cash and short-term investments as of June 30, 2026 totaled $634 million;
•Powell was awarded three mega(4) orders during the fiscal third quarter, including the previously announced data center order with a value exceeding $400 million, as well as orders in the Petrochemical market and the LNG end market.

Exhibit 99.1
Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Commercial momentum across our key end markets continues to accelerate as Powell was awarded a record $934 million of new orders(2) in the quarter and reported a book-to-bill ratio of 3.0x. Activity levels across Oil and Gas, Electric Utility and Commercial and Industrial end markets have remained very robust, highlighted in this most recent quarter by our previously announced mega(4) data center order with a value in excess of $400 million, as well as two additional mega(4) orders; one within the LNG end market that approximated $60 million and the other a Petrochemical order for roughly $75 million. The Powell team also continues to focus on strong project execution as we deliver our record backlog(3), demonstrated by a strong gross margin performance of 30.6%.”

Third Quarter Fiscal 2026 Results
Revenues totaled $312 million, an increase of 9% compared to $286.3 million in the prior year, and a sequential increase of 5% compared to $296.6 million in the second quarter of Fiscal 2026. The growth compared to the prior year was driven by higher revenue levels from the Commercial & Other Industrial market, which grew 54%, as well as from the Electric Utility market, which grew 18%. This was partially offset by lower revenue within the Petrochemical market, which declined 49%.
Gross profit of $95.3 million, or 30.6% of revenue, increased 8% compared to $87.9 million, or 30.7% of revenue, in the prior year and increased sequentially by 8% compared to $87.9 million, or 29.6% of revenue in the second quarter of Fiscal 2026. The increases in gross profit were primarily driven by higher volume levels and a continued strong and stable pricing environment.
New orders(2) totaled $934 million compared to $362 million in the prior year and $490 million in the second quarter of Fiscal 2026. The increases were driven by improved bookings predominantly within the Commercial & Other Industrial, Oil & Gas, and Petrochemical markets. During the quarter, the Company was awarded three mega(4) orders; one for a data center with a value exceeding $400 million related to a behind-the-meter design of on-site generation assets, a Petrochemical order with a value of approximately $75 million in the fertilizer industry, and a LNG order with a value of approximately $60 million to support the liquefaction and export of LNG along the U.S. Gulf Coast.
Backlog(3) totaled $2.4 billion as of June 30, 2026, an increase of 69% compared to $1.4 billion as of June 30, 2025, and a sequential increase of 35% compared to $1.8 billion as of March 31, 2026.

Exhibit 99.1
Net income of $52.2 million, or $1.42 per diluted share(1), increased 8% compared to $48.2 million, or $1.32 per diluted share(1) in the prior year. The increase was the result of higher revenues coupled with strong gross margins during the quarter. Net income in the quarter increased sequentially by 14% compared to $45.9 million, or $1.25 per diluted share(1) in the second quarter of Fiscal 2026.
On April 2, 2026, Powell effected a three-for-one forward split of our common stock and proportionately increased the number of authorized common stock from 30,000,000 to 90,000,000. Each shareholder of record as of the close of trading on March 20, 2026 (the “Record Date”) received, after the close of trading on April 2, 2026, two additional shares for every one share held on the Record Date. Trading began on a split-adjusted basis at market open on April 6, 2026.

OUTLOOK
Commenting on the Company’s expectations for the remainder of Fiscal 2026, Cope added, “The outlook for each of our core end markets are highly favorable, supported by durable and diverse demand drivers, including the continuation of U.S. LNG in the global energy landscape, growth in utility generation coupled with ongoing grid strengthening initiatives, as well as increasing demand to support data centers and related AI capacity demand. We anticipate activity across each of our core markets will remain robust. Our near-to-midterm focus remains on ensuring that Powell is adequately positioned to address these thematic, secular tailwinds driving the growing demand for electrical distribution equipment and custom, engineered-to-order solutions.”

Michael Metcalf, Powell’s Chief Financial Officer, commented, “Our strong project execution levels, combined with our growing backlog(3) and its overall composition across our core end markets, make us confident that Powell will deliver another very strong year of financial results as we close out Fiscal 2026 and look ahead to Fiscal 2027. We expect that gross margins will maintain levels consistent to the trailing twelve months, while prudently adding capacity to support the acceleration in our backlog(3). The expansion of our Jacintoport fabrication yard is expected to be completed by the close of Fiscal 2026, and we anticipate production to ramp up as we leverage this additional capacity to support recent core industrial project awards. We are also evaluating greenfield capacity expansions incremental to our added leased capacity in Houston and Ohio, while prioritizing adequate returns and ensuring the optimal manufacturing footprint for Powell over the long term.”

Exhibit 99.1
CONFERENCE CALL
Powell Industries has scheduled a conference call for Tuesday, August 4, 2026 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through August 11, 2026 and may be accessed by calling 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and using passcode 3105582#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately twelve months at powellind.com.

Exhibit 99.1
About Powell Industries
Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment. Powell Industries, Inc. primarily serves the oil and gas and petrochemical markets, the electric utility market, and commercial and other industrial markets. Beyond these major markets, we also provide products and services to the light rail traction power market and other markets that include universities and government entities. We are continuously developing new channels to electrical markets through original equipment manufacturers and distribution market channels. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release, including those related to our outlook, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials, the impact of tariffs and execution of business strategy. In addition, our backlog(3) may not be indicative of future operating results as orders may be cancelled or modified by our customers and associated backlog may not be recognized as revenue on the timeline we expect or at all. For further information, please refer to the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which are available from the Company without charge.

Investors should note that we announce material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, we may use the Investors section of our website to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on our website is not part of, and is not incorporated to, this release.

Exhibit 99.1
POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
(In thousands, except per share data)
	(Unaudited)

Revenues	$311,740	$286,273	$859,539	$806,335
Cost of goods sold	216,441	198,374	604,886	575,480
Gross profit	95,299	87,899	254,653	230,855

Selling, general and administrative expenses	26,702	25,116	77,703	68,359
Research and development expenses	4,300	2,659	11,856	7,881
Amortization of intangible assets	221	—	666	—
Operating income	64,076	60,124	164,428	154,615

Other expenses (income):
Interest income, net	(5,047)	(3,977)	(13,515)	(11,397)
Income before income taxes	69,123	64,101	177,943	166,012
Income tax provision	16,963	15,867	38,506	36,685
Net income	$52,160	$48,234	$139,437	$129,327

Earnings per share(1):
Basic	$1.43	$1.33	$3.83	$3.57
Diluted	$1.42	$1.32	$3.81	$3.54

Weighted average shares(1):
Basic	36,432	36,212	36,396	36,176
Diluted	36,604	36,525	36,566	36,497

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,165	$1,742	$6,496	$5,215
Capital Expenditures	$6,525	$5,117	$10,386	$11,380
Dividends Paid	$3,279	$3,228	$9,792	$9,640

Exhibit 99.1
POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	September 30, 2025
(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$633,561	$475,527

All other current assets	597,610	456,189

Property, plant and equipment, net	118,634	111,049

Long-term assets	56,893	66,219

Total assets	$1,406,698	$1,108,984

Liabilities and equity:

Current liabilities	$624,650	$446,387

Deferred and other long-term liabilities	25,864	21,827

Stockholders’ equity	756,184	640,770

Total liabilities and stockholders’ equity	$1,406,698	$1,108,984

SELECTED FINANCIAL DATA:

Working capital(5)	$606,521	$485,329

(1)On April 2, 2026, the Company effected a three-for-one forward split of its common stock (the “Stock Split”). Share and per-share amounts disclosed for all periods have been retroactively adjusted to reflect the effect of the Stock Split.
(2)New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).
(3)The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.
(4)A mega order is defined as an order with a contract value exceeding $50 million.
(5)Working capital is equal to current assets (including cash and short-term investments) minus current liabilities.